News Release

FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston	Mike Bazinet
Vice President, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone: 203-222-6113
Email: thomas.gelston@terex.com	Email: michael.bazinet@terex.com

TEREX ANNOUNCES THIRD QUARTER 2010 RESULTS

WESTPORT, CT, October 20, 2010 -- Terex Corporation (NYSE: TEX) today announced a net loss from continuing operations for the third quarter of 2010 of $90.9 million, or $0.84 per share, compared to a net loss from continuing operations of $106.4 million, or $0.98 per share, for the third quarter of 2009.  Contributing to the third quarter 2010 net loss was a pre-tax expense, recognized in Other income (expense) - net, of approximately $21 million associated with marking to market derivative instruments intended to partially mitigate risks associated with 5.8 million shares of the common stock of Bucyrus International, Inc. acquired in connection with the Mining business divestiture.  Additionally, the results include tax expense of approximately $21 million for increased valuation allowances on certain deferred tax assets, approximately $12 million for increased provisions for uncertain tax positions,  approximately $6 million related to the decision to carry back U.S. tax net operating losses and approximately $2 million related to the impact of a change in the statutory rate in the United Kingdom on deferred tax assets and liabilities.  In total, these items negatively impacted earnings per share by approximately $0.50.  The results also contain other items, including a reduction of the Company’s provision for foreign duty and related obligations and charges associated with restructuring programs, manufacturing changes and the realignment of South African distribution, which net to a total of approximately $1 million in charges in the third quarter of 2010.

Net sales for continuing operations were $1,075.8 million in the third quarter of 2010, an increase of 15.2% from $933.9 million in the third quarter of 2009.  Income from operations was $3.6 million in the third quarter of 2010, an increase of $103.9 million as compared to a loss from operations of $100.3 million in the third quarter of 2009.

All results are for continuing operations, unless stated otherwise.  Discontinued operations include the Mining, Atlas, Powertrain and Load King businesses.  All per share amounts are on a fully diluted basis.

“Our third quarter operating results were mostly in line with our expectations, but with greater than anticipated Cranes weakness,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer.  “Our Aerial Work Platforms (AWP) and Materials Processing (MP) results were solid, with positive order and backlog trends.  Construction had near breakeven operating profit, excluding unusual items, but the European Cranes business fell faster than anticipated.  We also had a number of discrete tax charges that, along with the derivative effect of the Bucyrus equity strength, contributed to non-operating expenses.  We expect the fourth quarter to reflect continued strengthening trends in AWP, Construction and MP, with a weaker Cranes business than we had previously anticipated.  Consequently, we expect net sales to increase approximately 10-15% sequentially and to generate a consolidated operating profit of roughly $15 million in the fourth quarter, excluding unusual items, although this will not be sufficient to generate net income in the quarter.”

Mr. DeFeo continued, “The mid and longer term expectations for Terex remain unchanged.  We are building the business in each product category, both in developed and developing markets. AWP, Construction and MP customers are upbeat for 2011 and we expect the Cranes business to reach its low point in 2011.  Although the new Port Equipment business has experienced increased quotation activity recently, we do not expect to see a positive impact from this business until 2012.  We are not yet in a position to set overall expectations for 2011, but we do believe it will be a profitable year.  In addition, we expect to reinvest our cash in the business, repay additional debt or a combination of both during 2011.”

Third Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Aerial Work Platforms:  Net sales for the AWP segment for the third quarter of 2010 increased $82.0 million, or 41.2%, to $280.9 million versus the third quarter of 2009.  The North American market has begun to recover from historic lows, and the South American and Australian markets continued to show good growth trends.

Operating profit in the third quarter was $14.3 million, or 5.1% of net sales, as compared to an operating loss of $49.5 million, or 24.9% of net sales, incurred during the third quarter of 2009.  Operating results benefitted mainly from increased sales volume and margin and manufacturing cost absorption that resulted from increased production levels.  Additionally, the reduction of a provision for foreign duty on historical shipments of certain products taken in the second quarter positively impacted results for the third quarter by approximately $5 million.

Tom Riordan, Terex President and Chief Operating Officer, commented, “Stable demand and fleet age issues are leading rental and utility customers to address equipment requirements as evidenced by recent orders.  Furthermore, we have successfully captured additional market share in some developing markets and, while the impact is not yet material, we have begun limited production in China.  Recent customer meetings have reinforced our confidence in an improved 2011 for AWP.”

Construction:  Net sales for the Construction segment for the third quarter of 2010 increased $79.5 million, or 38.5%, to $286.0 million versus the third quarter of 2009.  The improvement in net sales was driven by increased demand for material handlers and trucks and for compact equipment in certain products and regions.

An operating loss of $8.0 million, or 2.8% of net sales, was incurred during the third quarter of 2010 as compared to an operating loss of $50.9 million, or 24.6% of net sales, during the third quarter of 2009.  Operating results benefitted from increased net sales and the related cost and manufacturing absorption that resulted from increased production levels.  Partially offsetting these benefits were approximately $5 million in charges related to the realignment of South African distribution and certain manufacturing activities.

Mr. Riordan commented, “This business has done the hard work of undertaking a huge restructuring and, while we still have a few challenges ahead, next year looks like the turning point we expected. The product line-up has been significantly revamped and we are in pilot production and customer trials with several new models that we expect will pay dividends in mid-2011 and beyond.”

Cranes:  Net sales for the Cranes segment for the third quarter of 2010 decreased $67.0 million, or 15.4%, to $368.7 million versus the third quarter of 2009.  Crane demand, including the all-terrain and crawler crane product categories, continued to weaken in the third quarter of 2010 compared to the prior year period, as commercial construction demand remained soft and larger projects neared completion.

Operating profit during the third quarter of 2010 was $3.9 million, or 1.1% of net sales, a decrease of $14.9 million when compared with an operating profit of $18.8 million, or 4.3% of net sales, during the third quarter of 2009.  Operating results, when compared with the prior year period, were mainly impacted by lower sales volume.

Mr. Riordan commented, “We had a number of early September order cancellations and delivery push-outs that caused a significant drop in European net sales in this past quarter.  We feel we are at the trough in North America, growing in developing markets, but uncertain about the next few months in Europe. Our Port Equipment business has not been profitable, as we are still suffering from the net sales gap created before our acquisition and the longer lead times of this business.  However, customers have increased their quotation activity, indicating there are better prospects for success ahead for this business.”

Materials Processing:  Net sales for the MP segment for the third quarter of 2010 increased $46.3 million, or 47.6%, to $143.6 million versus the third quarter of 2009.  Demand for materials processing equipment has increased as dealers have generally stopped reducing their inventory and are now ordering in concert with end market demand.

Operating profit during the third quarter of 2010 was $10.3 million, or 7.2% of net sales, an increase of $21.0 million as compared to an operating loss of $10.7 million, or 11.0% of net sales, incurred during the third quarter of 2009.  The increase in net sales, both in finished goods and parts, was the primary driver of the improved operating performance, partially offset by restructuring charges.  Producing to retail demand also positively impacted profitability.

Mr. Riordan commented, “Our MP segment continues to gain momentum on the heels of some successful new product launches, planned increases in production in our Indian facility, and the anticipated beginning of a new venture in China with our partner NFLG.  The mining application for rock-crushing equipment continues to provide demand in Australia, mainly for coal.  The business is getting stronger, and the ability to return to double-digit levels of operating margin appears within our reach.”

Corporate and Other / Eliminations:  The loss from operations of $16.9 million increased $8.9 million compared to the prior year period, reflecting the impact of unallocated corporate expenses, substantially related to the divestitures completed during 2010.  However, this was partially offset by previous cost reduction actions.

Interest and Other Income (Expense):  Interest expense net of interest income in the third quarter of 2010 increased $2.1 million when compared to the third quarter of 2009.  Other expense increased $20.0 million compared to the prior year period due to the marking to market of derivative instruments intended to partially mitigate risks associated with the common stock of Bucyrus International, Inc. acquired in connection with the Mining divestiture.

Taxes:  The effective tax rate for the third quarter of 2010 was negative 75.4%, as the Company incurred a tax expense and a loss before income taxes, compared to an effective tax rate of 20.7% for the third quarter of 2009.  The higher tax expense recorded in 2010 was principally attributable to the recognition of valuation allowances on certain deferred tax assets, changes in uncertain tax positions, and the decision to carry back the U.S. tax net operating loss.

Capital Structure:  The Company’s liquidity at September 30, 2010 totaled $1,860.2 million, which was comprised of cash balances of $1,354.3 million and borrowing availability under the Company’s revolving credit facility of $505.9 million.  Liquidity at September 30, 2010 decreased by $163.2 million as compared to June 30, 2010 levels of $2,023.4 million, primarily reflecting investments made in working capital in the quarter.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “We continue to have significant liquidity and recently announced an amendment to our bank credit facility that  provides us with additional flexibility as we continue to review options for our cash balance.  In connection with the amendment, in October we repaid approximately $270 million principal amount of our term loans under the credit facility.  We continue to research acquisition targets; however, it remains difficult to predict the timing of potential transactions.”

Mr. Widman added, “We continue to invest in developing markets.  We are building a new facility in Brazil and recently started production in our new Chinese AWP facility.  These are critical steps in our goal to manufacture in markets that are growing, and are expected to continue to grow, their non-residential construction spending substantially.  As we have highlighted recently, developing markets now make up approximately one-third of Terex overall sales.  In the third quarter, we also invested approximately $13 million in additional financing receivables as part of our initiatives to provide solutions to our customers and help accelerate the growth of our businesses.”

As previously disclosed, the Company has launched offers to purchase, at par, its 10-7/8 % senior notes and 7-3/8 % senior subordinated notes with the net available cash from the sale of its Mining business.  These offers are outstanding through November 3, 2010. To the extent these offers are not accepted, the remaining cash will be available to the Company for general corporate purposes.

Working Capital:  Working Capital as a percent of Trailing Three Month Annualized Net Sales was 38.3% at September 30, 2010, as compared to 32.4% at June 30, 2010, mainly influenced by an increase in working capital in our Cranes segment due to declining demand and delivery delays.

Backlog:  Backlog for orders deliverable during the next twelve months was approximately $1,175 million at September 30, 2010, a decrease of approximately 6% from September 30, 2009 but an increase of approximately 8% from June 30, 2010.

AWP segment backlog increased approximately 98% and 45% as compared to September 30, 2009 and June 30, 2010, respectively.  Demand increased for AWP products as orders received from South America and the U.S. Marine Corps supplemented the early ordering activity beginning to materialize from the North American rental channel.  Demand for utility products was up slightly both sequentially and year-over-year.

Construction segment backlog increased approximately 117% and 14% as compared to September 30, 2009 and June 30, 2010, respectively.  Order intake remained stable compared with the second quarter of 2010, as an increase in demand for material handler products was partially offset by lower demand for roadbuilding equipment.

Cranes segment backlog decreased approximately 33% as compared to September 30, 2009, but increased approximately 2% as compared to June 30, 2010.  The order book for the Company’s German crane business remained essentially flat when compared with the second quarter of 2010 as a result of delivery delays.  Increased backlog in the Chinese truck crane and North American crane businesses was partially offset by softening demand for Australian pick and carry cranes.

MP segment backlog increased approximately 145% versus September 30, 2009, but decreased approximately 21% as compared to June 30, 2010.  Materials processing backlog decreased sequentially due to the expected seasonality in the timing of orders.  However, this softness was partially mitigated by the positive response from customers for new product launches.

The Glossary contains further details regarding backlog.

Forward Looking Statement

This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation.  In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements.  However, the absence of these words does not mean that the statement is not forward-looking.  The Company has based these forward-looking statements on current expectations and projections about future events.  These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; the impact of the sale of our Mining business and other businesses; our ability to successfully integrate acquired businesses; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of operating losses; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation, product liability claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$1,075.8	$933.9	$3,091.6	$2,847.0
Cost of goods sold	(911.9)	(864.4)	(2,674.3)	(2,644.6)
Gross profit	163.9	69.5	417.3	202.4
Selling, general and administrative expenses	(160.3)	(169.8)	(490.6)	(528.8)
Income (Loss) from operations	3.6	(100.3)	(73.3)	(326.4)
Other income (expense)
Interest income	2.8	1.3	5.9	3.2
Interest expense	(36.1)	(32.5)	(107.4)	(81.1)
Loss on early extinguishment of debt	-	-	-	(3.3)
Other income (expense) – net	(21.5)	(1.5)	(25.9)	(0.5)
Loss before income taxes	(51.2)	(133.0)	(200.7)	(408.1)
(Provision for) benefit from income taxes	(38.6)	27.5	21.9	105.3
Loss from continuing operations	(89.8)	(105.5)	(178.8)	(302.8)
(Loss) income from discontinued operations – net of tax	(3.4)	3.3	(7.1)	48.9
(Loss) gain on disposition of discontinued operations – net of tax	(1.5)	-	593.9	-
Net (loss) income	(94.7)	(102.2)	408.0	(253.9)
Net income attributable to noncontrolling interest	(1.1)	(0.9)	(4.2)	(1.7)
Net (loss) income attributable to Terex Corporation	$(95.8)	$(103.1)	$403.8	$(255.6)
Amounts attributable to Terex Corporation common stockholders:
Loss from continuing operations	$(90.9)	$(106.4)	$(183.0)	$(304.5)
(Loss) income from discontinued operations – net of tax	(3.4)	3.3	(7.1)	48.9
(Loss) gain on disposition of discontinued operations – net of tax	(1.5)	-	593.9	-
Net (loss) income attributable to Terex Corporation	$(95.8)	$(103.1)	$403.8	$(255.6)
Basic (Loss) Earnings Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(0.84)	$(0.98)	$(1.68)	$(3.02)
(Loss) income from discontinued operations – net of tax	(0.03)	0.03	(0.07)	0.48
(Loss) gain on disposition of discontinued operations – net of tax	(0.01)	-	5.47	-
Net (loss) income attributable to Terex Corporation	$(0.88)	$(0.95)	$3.72	$(2.54)
Diluted (Loss) Earnings Per Share Attributable to Terex Corporation Common Stockholders
Loss from continuing operations	$(0.84)	$(0.98)	$(1.68)	$(3.02)
(Loss) income from discontinued operations – net of tax	(0.03)	0.03	(0.07)	0.48
(Loss) gain on disposition of discontinued operations – net of tax	(0.01)	-	5.47	-
Net (loss) income attributable to Terex Corporation	$(0.88)	$(0.95)	$3.72	$(2.54)
Weighted average number of shares outstanding in per share calculation
Basic	108.8	108.1	108.6	100.7
Diluted	108.8	108.1	108.6	100.7

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	September 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$1,354.3	$929.5
Investments in marketable securities	403.8	0.6
Trade receivables (net of allowance of $51.1 and $60.1 at September 30, 2010 and December 31, 2009, respectively)	727.4	593.8
Inventories	1,488.1	1,343.9
Deferred taxes	33.3	120.5
Other current assets	151.9	203.0
Current assets – discontinued operations	0.6	723.3
Total current assets	4,159.4	3,914.6

Non-current assets
Property, plant and equipment - net	570.7	605.0
Goodwill	496.2	511.1
Deferred taxes	109.5	150.7
Other assets	369.5	322.8
Long-term assets – discontinued operations	1.4	209.6
Total assets	$5,706.7	$5,713.8

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$316.8	$73.7
Trade accounts payable	568.4	525.1
Accrued compensation and benefits	124.8	130.7
Accrued warranties and product liability	93.9	108.2
Customer advances	118.5	131.8
Income taxes payable	63.0	38.7
Other current liabilities	252.2	289.0
Current liabilities – discontinued operations	2.2	257.5
Total current liabilities	1,539.8	1,554.7
Non-current liabilities
Long-term debt, less current portion	1,656.4	1,892.7
Retirement plans and other	425.3	448.2
Non-current liabilities – discontinued operations	0.1	143.8
Total liabilities	3,621.6	4,039.4
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 121.1 and 120.4 shares at September 30, 2010 and December 31, 2009	1.2	1.2
Additional paid-in capital	1,259.4	1,253.5
Retained earnings	1,362.0	958.2
Accumulated other comprehensive (loss) income	40.9	36.0
Less cost of shares of common stock in treasury – 13.1 shares at September 30, 2010 and December 31, 2009	(599.2)	(598.7)
Total Terex Corporation stockholders’ equity	2,064.3	1,650.2
Noncontrolling interest	20.8	24.2
Total equity	2,085.1	1,674.4
Total liabilities and stockholders’ equity	$5,706.7	$5,713.8

TEREX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Nine Months Ended September 30,
	2010	2009
Operating Activities of Continuing Operations
Net income (loss)	$408.0	$(253.9)
Adjustments to reconcile net income (loss) to cash used in operating activities of continuing operations:
(Income) loss from discontinued operations	7.1	(48.9)
Gain on disposition of discontinued operations	(593.9)	-
Depreciation	56.0	48.5
Amortization	18.3	15.9
Deferred taxes	106.4	(100.0)
Accretion of debt	8.6	2.1
Stock-based compensation expense	28.1	25.6
Asset impairment	9.6	3.9
Loss on investments in derivative securities	16.3	-
Other, net	(2.5)	2.4
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(146.2)	384.0
Inventories	(181.6)	373.9
Trade accounts payable	32.0	(429.9)
Accrued compensation and benefits	(9.0)	(29.8)
Income taxes payable	(140.3)	(48.5)
Accrued warranties and product liability	(13.6)	(24.3)
Customer advances	(10.5)	40.9
Other, net	(61.6)	44.9
Net cash (used in) provided by operating activities of continuing operations	(468.8)	6.8
Investing Activities
Capital expenditures	(36.9)	(42.6)
Acquisition of business net of cash acquired	-	(9.8)
Investments in and advances to affiliates	(4.7)	-
Proceeds from disposition of discontinued operations	1,002.0	-
Investments in derivative securities	(21.1)	-
Proceeds from sale of assets	7.3	2.2
Net cash provided by (used in) investing activities of continuing operations	946.6	(50.2)
Financing Activities
Proceeds from issuance of long-term debt	-	620.6
Principal repayments of long-term debt	(2.0)	(129.7)
Proceeds from issuance of common stock - net	-	156.3
Net repayments under revolving line of credit agreements	(25.5)	(38.4)
Payment of debt issuance costs	(7.1)	(17.2)
Acquisition of noncontrolling interest	(12.9)	(1.7)
Distributions to noncontrolling interest	(3.4)	(7.0)
Other, net	-	(0.7)
Net cash (used in) provided by financing activities of continuing operations	(50.9)	582.2
Cash Flows From Discontinued Operations
Net cash used in operating activities of discontinued operations	(53.1)	(12.8)
Net cash provided by (used in) investing activities of discontinued operations	0.1	(5.4)
Net cash used in financing activities of discontinued operations	-	(0.1)
Net cash used in discontinued operations	(53.0)	(18.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	9.2	28.3
Net Increase in Cash and Cash Equivalents	383.1	548.8
Cash and Cash Equivalents at Beginning of Period	971.2	484.4
Cash and Cash Equivalents at End of Period	$1,354.3	$1,033.2

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Third Quarter				Year-to-Date
	2010		2009		2010		2009
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,075.8		$933.9		$3,091.6		$2,847.0
Gross profit	$163.9	15.2%	$69.5	7.4%	$417.3	13.5%	$202.4	7.1%
SG&A	160.3	14.9%	169.8	18.2%	490.6	15.9%	528.8	18.6%
Income (loss) from operations	$3.6	0.3%	$(100.3)	(10.7%)	$(73.3)	(2.4%)	$(326.4)	(11.5%)

AWP
Net sales	$280.9		$198.9		$729.0		$633.3
Gross profit	$49.5	17.6%	$(4.1)	(2.1%)	$95.0	13.0%	$11.8	1.9%
SG&A	35.2	12.5%	45.4	22.8%	103.3	14.2%	133.2	21.0%
Income (loss) from operations	$14.3	5.1%	$(49.5)	(24.9%)	$(8.3)	(1.1%)	$(121.4)	(19.2%)

Construction
Net sales	$286.0		$206.5		$769.5		$633.8
Gross profit	$27.5	9.6%	$(10.9)	(5.3%)	$60.5	7.9%	$(48.0)	(7.6%)
SG&A	35.5	12.4%	40.0	19.4%	108.1	14.0%	144.4	22.8%
Loss from operations	$(8.0)	(2.8%)	$(50.9)	(24.6%)	$(47.6)	(6.2%)	$(192.4)	(30.4%)

Cranes
Net sales	$368.7		$435.7		$1,231.5		$1,351.6
Gross profit	$58.4	15.8%	$74.9	17.2%	$193.5	15.7%	$226.4	16.8%
SG&A	54.5	14.8%	56.1	12.9%	175.7	14.3%	153.0	11.3%
Income from operations	$3.9	1.1%	$18.8	4.3%	$17.8	1.4%	$73.4	5.4%

MP
Net sales	$143.6		$97.3		$387.3		$270.4
Gross profit	$25.2	17.5%	$6.5	6.7%	$65.3	16.9%	$8.3	3.1%
SG&A	14.9	10.4%	17.2	17.7%	46.1	11.9%	49.1	18.2%
Income (loss) from operations	$10.3	7.2%	$(10.7)	(11.0%)	$19.2	5.0%	$(40.8)	(15.1%)

Corporate/Eliminations
Net sales	$(3.4)		$(4.5)		$(25.7)		$(42.1)
Gross profit	$3.3	(97.1%)	$3.1	(68.9%)	$3.0	(11.7%)	$3.9	(9.3%)
SG&A	20.2	(594.1%)	11.1	(246.7%)	57.4	(223.3%)	49.1	(116.6%)
Loss from operations	$(16.9)	497.1%	$(8.0)	177.8%	$(54.4)	211.7%	$(45.2)	107.4%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors.  These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies.  In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.  Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.  Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended September 30, 2010, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year.  The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.  The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Sept 30, 2010	Sept 30, 2009	% change	June 30, 2010	% change

Consolidated Backlog	$1,175.3	$1,246.7	(5.7%)	$1,089.7	7.9%

AWP	$273.7	$138.6	97.5%	$188.7	45.0%

Construction	$134.4	$62.0	116.8%	$118.3	13.6%

Cranes	$671.1	$1,006.9	(33.3%)	$660.9	1.5%

MP	$96.1	$39.2	145.2%	$121.8	(21.1%)

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Sept 30, 2010	June 30, 2010
Trade Accounts Payable	$568.4	$604.7
Cost of goods sold for the three months ended	911.9	925.0
	x 4	x 4
Annualized cost of goods sold	$3,647.6	$3,700.0

Quotient	0.1558	0.1634
	X 365 days	X 365 days
Days Payable Outstanding	57 days	60 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Sept 30, 2010	June 30, 2010
Trade Accounts Receivable	$727.4	$669.4
Net sales for the three months ended	1,075.8	1,079.9
	x 4	x 4
Annualized net sales	$4,303.2	$4,319.6

Quotient	0.1690	0.1550
	x 365 days	x 365 days
Days Sales Outstanding	62 days	57 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.  It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,656.4
Notes payable and current portion of long-term debt	316.8
Debt	$1,973.2

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization.  The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA.  Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA.  Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Income (loss) from operations	$3.6	$(100.3)	$(73.3)	$(326.4)
Depreciation	18.8	18.2	56.0	48.5
Amortization	6.1	6.0	18.3	15.9
Bank fee amortization not included in Loss from operations	(1.8)	(1.4)	(5.1)	(3.5)
EBITDA	$26.7	$(77.5)	$(4.1)	$(265.5)

Inventory Turns and Days:  Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance.  Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	Sept 30, 2010		June 30, 2010
Inventory	$1,488.1		$1,336.2
Cost of sales for the three months ended	911.9		925.0
	x 4		x 4
Annualized cost of sales	$3,647.6		$3,700.0

	365 days	/	365 days	/
Inventory turns	2.45	x	2.77	x
Days Inventory	149 days		132 days

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of (Loss) Income from Operations to Net Sales.

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet.  It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health.  Total capitalization as of September 30, 2010 is defined as the sum of:

·	Total Terex Corporation stockholders’ equity; and
·	Debt (as defined above);
·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$2,064.3
Debt (as defined above)	1,973.2
Less: Cash and cash equivalents	(1,354.3)
Total Capitalization	$2,683.2

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Third Quarter Net Sales	$1,075.8
x	4
Trailing Three Month Annualized Net Sales	$4,303.2

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable.  The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.  As of September 30, 2010, working capital was:

Inventories	$1,488.1
Trade Receivables, net	727.4
Less: Trade Accounts Payable	(568.4)
Total Working Capital	$1,647.1

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com